Timeline of Key Events

2004 - 2006: Under Todd Herrick's leadership, Tecumseh failed its Sarbanes-Oxley testing three consecutive years.

Late 2006 to January 2007: The Company was on the verge of bankruptcy. As a condition for a new loan, the Board agreed to make certain management changes, including replacing Todd Herrick as CEO. When they tried to impede and control the management succession plans, the Herricks were removed.

August 2007: Current management began an intensive review of strategic development and implementation processes as part of its goal of restoring the Company's brand promise.

Fall 2008: In an attempt to replace two independent directors and take control of the seven-person Board, the Herrick Foundation sued the Company, seeking the right to call a special meeting of shareholders. Despite extensive litigation and a costly proxy contest, the Herricks failed to win shareholder support for their proposals.

Spring 2009: The Herrick Foundation launched its second proxy contest in an effort to regain control of the Board.

2004 2005 2006 2007 2008 2009

2006: Under Herrick management, the Company had a free cash flow of negative $156.5 million. The Company was in default on loans in Brazil.

February 2007: Todd Herrick caused the Herrick Foundation to nominate three people to the then five-person Board. The Board did not oppose the Herricks' nominees and expanded the Board to seven, thereby assuring Board representation for the Herricks. The Herricks responded with a lawsuit to enforce their "right" to elect a majority of Directors, but eventually settled for two representatives on the seven-person Board.

2008: Current management began implementing its Strategic Plan.

December 2008: After publicly supporting recapitalization earlier in the year, the Herricks sued the Company to prevent it from completing the recapitalization

February 2009: Tecumseh announced an investigation on three continents regarding possible anti-competitive practices that allegedly occurred during the time that the Herricks controlled the Board and held executive roles.

June 2009: Michigan Attorney General launched an investigation into the possible use of the Herrick Foundation's resources by the Herricks, trustees of the Foundation, for their personal interests to acquire control of Tecumseh, resulting in the Court appointment of a special fiduciary to investigate further. The Herricks sued the Company in an attempt to advance the annual meeting date and deprive shareholders the opportunity to vote on the recapitalization.